Exhibit 8.1

SUBSIDIARIES OF CANADA GOOSE HOLDINGS, INC.

Entity	Jurisdiction

Canada Goose Inc.	Ontario
Canada Goose International Holdings Limited	United Kingdom
Canada Goose US, Inc.	Delaware
Canada Goose International AG	Zug (Switzerland)
Canada Goose Services Limited	United Kingdom
Canada Goose UK Retail Limited	United Kingdom
Canada Goose France Retail SAS	France
Canada Goose Italy Retail S.r.l	Italy
Canada Goose Asia Holdings Limited	Hong Kong
CG (Shanghai) Trading Co., Ltd.	Jing’an, Shanghai
Canada Goose HK Limited	Hong Kong
Baffin Limited	Ontario
Baffin US, Inc.	Delaware